Exhibit 99.1

News Release

For Immediate Release

JACKSON HEWITT REPORTS

PRELIMINARY ANNUAL TAX FILING RESULTS

Strong Second Season Growth Leads to 5.9% Annual Increase in

Number of Tax Returns Prepared

6.7% Annual Increase in Average Revenue per Return

Increased Full-Year Revenue and EPS Guidance

PARSIPPANY, NJ – May 12, 2005 – Jackson Hewitt Tax Service Inc. (NYSE: JTX) today reported preliminary annual tax filing results for the fiscal year ended April 30, 2005.

For fiscal 2005, the Company’s nationwide network of franchised and company-owned offices prepared 3.3 million tax returns, an increase of 5.9%, which is at the high end of the previously provided 4% to 6% range.  During March and April, tax returns prepared increased by 11.5% on a day over day basis* (8.3% on a date over date basis).  Revenue per return for the fiscal year increased by approximately 6.7%, which is within the 6% to 8% range previously provided.

Tax returns prepared increased by 6.7% on an annual basis for the franchise segment and 0.9% for the company-owned office segment.  Realignment of the company-owned office segment, including the closure of underperforming locations, improved profitability, but resulted in lower tax return growth.

The Company facilitated the sale of 3.1 million financial products this year, an increase of approximately 11% as compared to the prior year.  These financial products included 1.2 million refund anticipation loans, an increase of approximately 8%.

At the end of the tax season, Jackson Hewitt operated 5,484 locations, consisting of 4,871 franchised locations and 613 company-owned locations.

“We are very pleased with the strength of our franchise business model and the ability of our franchisees to react to the competitive environment and the industry-wide late start of this past tax season”, said Michael Lister, Chairman and Chief Executive Officer.  “We appreciate that more customers are finding value in their Jackson Hewitt tax preparation experience.”

7 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.496.1040 Fax: 973.496.2760

www.jacksonhewitt.com

Given the Company’s performance in the second half of the tax season, including stronger than anticipated profitability with respect to the company-owned office segment and refund anticipation loans, management expects total revenues and diluted earnings per share for the fiscal year ended April 30, 2005 to exceed previous guidance.

The Company expects total revenues for the fiscal year to be approximately $229 to $232 million, as compared to the prior expectation of $220 to $225 million.  Total revenues are expected to include $10.5 to $11.5 million of other financial product revenue generated from the Santa Barbara Bank & Trust (“SBB&T”) agreement with respect to refund anticipation loans facilitated in prior years (versus previous expectations of $6 to $7 million).

Fully diluted earnings per share for the fiscal year are expected to be approximately $1.30 to $1.33, versus previous guidance of $1.15 to $1.19.  The new diluted earnings per share range is also now estimated to include $0.10 to $0.12 per share primarily related to revenue generated from the SBB&T agreement with respect to refund anticipation loans facilitated in prior years, net of stock-based compensation charges related to the initial public offering.  Previously, these items were anticipated to contribute $0.02 to $0.04 per share.

Jackson Hewitt will report fourth quarter and full fiscal year financial results before the market opens on June 2, 2005.  Michael Lister, Chairman and Chief Executive Officer, and Mark Heimbouch, Chief Financial Officer, will host an analyst conference call to discuss operating results, capital structure and uses of cash flow on June 2 at 11:00 a.m. Eastern Time.

*In addition to providing traditional "date over date" volume growth, management provides volume growth on a "day over day" basis to assist investors with understanding the impact of additional weekdays vs. weekends in interim calendar periods.  Such impact is effectively eliminated by the end of tax season.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX) is the second largest tax preparation service company in the United States, with over 5,400 franchised and company-owned offices in 49 states and the District of Columbia. Specializing in electronic filing (IRS e-file), the Company provides full service, individual federal and state income tax preparation and facilitates related financial products.  Most Jackson Hewitt offices are independently owned and operated. Jackson Hewitt is based in Parsippany, New Jersey.  More information about the Company may be obtained by visiting the Company’s website at www.jacksonhewitt.com.

Contacts:

Investor Relations:	Media Relations:

David Kraut	Sheila Cort
Senior Director,	Senior Director,
Treasury and Investor Relations	Communications
973-496-3401	973-496-2702

This press release contains forward-looking statements based upon current information and expectations, including the Company’s expectations regarding full-year tax return growth, revenue per return growth, revenues and diluted earnings per share.  Actual results may differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including but not limited to:  the uncertainty that the Company will achieve or exceed its revenue, earnings, and earnings per share growth goals or expectations for fiscal year 2005, and that actual financial results for fiscal year 2005 will fall within the guidance provided by the Company; the Company’s ability to achieve the same level of growth in revenues and profits that it has in the past; government initiatives that simplify tax return preparation and legislation and regulation of the industry and products and services, including refund anticipation loans; the success of the Company’s franchise operations; changes in the Company’s relationship with financial product providers; the Company’s exposure to litigation; and the effect of market conditions within the tax return preparation industry.  Additional information concerning these and other factors that could impact the Company’s business can be found in the Company’s public filings with the SEC.  Copies are available from the SEC or the Jackson Hewitt website.  The Company assumes no obligation to update any forward-looking statements or information, which speak only as of the date they were made.

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